STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 5, 1997, among Scandinavian Incentive Holding B.V., a corporation organized under the laws of the Netherlands ("SIH"), Incentive AB, a corporation organized under the laws of the Kingdom of Sweden and the sole stockholder of SIH ("Incentive"), Vestar Equity Partners, L.P., a Delaware limited partnership ("Vestar"), Harvard Private Capital Holdings, Inc., a Massachusetts corporation ("Harvard"), American Industrial Partners Capital Fund II, L.P., a Delaware limited partnership ("AIP"), and the employees of WABCO (as defined below) who execute signature pages hereto and become Management Purchasers hereunder (the "Management Purchasers") prior to the Closing (Harvard, Vestar, AIP and the Management Purchasers being collectively referred to herein as the "Buyer").

                              W I T N E S S E T H :

            WHEREAS, SIH is the owner, beneficially and of record, of 10,000,000 shares (the "SIH Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Westinghouse Air Brake Company, a Delaware corporation ("WABCO");

            WHEREAS, each of Vestar, Harvard, AIP and the Management Investors desires to purchase from SIH the number of SIH Shares set forth opposite its or his name on the signature pages hereto substantially simultaneously with the purchase by WABCO of the remaining 4,000,000 SIH Shares pursuant to the SIH Redemption (as defined below), SIH is willing to sell such SIH Shares to Buyer upon the terms and subject to the conditions stated herein, and, if any or all of AIP and the Management Purchasers fails to purchase SIH Shares hereunder at Closing, Vestar and Harvard are willing, on a pro rata basis, to purchase, simultaneously with their respective purchases of the number of SIH Shares set forth opposite their respective names, any and all of such SIH Shares to have been purchased by such other party or parties (the "SIH Purchase");

            WHEREAS, substantially simultaneously with, and as a condition to, the consummation of the SIH Purchase, WABCO is willing to purchase (at a price equal to the purchase price paid by Buyer for each SIH Share purchased by Buyer in the SIH Purchase) from SIH 4,000,000 SIH Shares (the "SIH Redemption"; and such SIH Shares to be so purchased by WABCO, the "SIH Shares To Be Purchased By WABCO") pursuant to the SIH Redemption Agreement, dated as of the date hereof, among SIH, Incentive and WABCO (the "SIH Redemption Agreement"), a copy of which is attached as Exhibit A hereto;

            WHEREAS, each of WABCO, AIP, Harvard and Vestar have entered into, and substantially simultaneously with, and as a condition to, the consummation of the SIH Purchase each of the Voting Trust (as defined herein), Vestar Capital Partners, Inc., William E. Kassling, Emilio A. Fernandez and certain other
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parties named therein will enter into (in the case of certain parties, for limited purposes), the Amended and Restated Stockholders Agreement, dated as of the date hereof (the "Stockholders Agreement"), a copy of which is attached as Exhibit B hereto;

            WHEREAS, each of WABCO, AIP, Harvard and Vestar have entered into, and substantially simultaneously with, and as a condition to, the consummation of the SIH Purchase each of the Voting Trust, Vestar Capital Partners, Inc. ("Vestar Capital"), Emilio A. Fernandez, Jr., Emilio A. Fernandez, Jr. as custodian for Eric A. Fernandez, Ofelia B. Fernandez, Emily A. Fernandez, Angel
P. Bezos, Rayssa C. Bezos, as custodian for Michelle R. Bezos and Jennifer A. Bezos, David R. Bezos, the Estate of Jose M. Llosa and Ronald L. Woltz (collectively, the "Pulse Shareholders") and certain other parties named therein will enter into, the Common Stock Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), a copy of which is attached as Exhibit C hereto; and

            WHEREAS, the respective Board of Directors of each of WABCO, SIH and Incentive have approved the Transaction (as defined herein) and the execution, delivery and performance of the Transaction Documents (as defined herein) to which it is a party;

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SIH, Incentive and Buyer hereby agree as follows:

                                    ARTICLE I

                                DEFINITIONS, ETC.

            SECTION 1.1. Definitions. As used in this Agreement, terms defined in the preamble and recitals to this Agreement shall have the meanings given to them therein and the following capitalized terms shall have the following respective meanings:

            "Acquisition Proposal" shall have the meaning specified in Section 6.2.

            "Average Share Price" shall mean $12.958.

            "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in Boston, Massachusetts, New York, New York, Pittsburgh, Pennsylvania or Stockholm, Sweden are authorized or required by law or executive order to remain closed.

            "Closing" shall have the meaning specified in Section 3.1.
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            "Closing Date" shall have the meaning specified in Section 3.1.

            "Existing Stockholders Agreement" shall mean the Stockholders Agreement, dated as of January 31, 1995, by and among SIH, the Voting Trust and WABCO, and joined for certain limited purposes by Vestar/WABCO Investors, L.P., Vestar Capital Partners, Inc., William E. Kassling, Emilio A. Fernandez and Incentive.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Purchase Price" shall have the meaning specified in Section 2.1.

            "Representation Letter" shall mean the letter, dated the date hereof, from WABCO to Harvard and AIP, a copy of which is attached as Exhibit D hereto.

            "SEC" shall mean the United States Securities and Exchange
      Commission.

            "Securities Act" shall mean the United States Securities Act of 1933, as amended.

            "SIH Shares To Be Purchased By Buyer" shall have the meaning specified in Section 2.1.

            "Transaction" shall mean the collective reference to the SIH Purchase and the SIH Redemption.

            "Transaction Documents" shall mean the collective reference to this Agreement, the SIH Redemption Agreement, the Representation Letter, the Stockholders Agreement and the Registration Rights Agreement.

            "Voting Trust" shall mean the Voting Trust created pursuant to the Voting Trust Agreement.

            "Voting Trust Agreement" shall mean the Second Amended WABCO Voting Trust/Disposition Agreement, dated as of December 13, 1995, by and among the trustholders and the trustees parties thereto.

                                   ARTICLE II

                                PURCHASE AND SALE

            SECTION 2.1. Purchase and Sale of SIH Shares. Upon the terms and subject to the conditions of this Agreement, SIH shall sell, transfer and deliver to each of Vestar, Harvard, AIP and the Management Purchasers and each of Vestar, Harvard, AIP and the Management Purchasers shall purchase from SIH, the number
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of SIH Shares set forth opposite its name on the signature pages hereto;
provided that if any or all of AIP and the Management Purchasers fails to purchase SIH Shares hereunder, each of Vestar and Harvard shall purchase from SIH, and SIH shall sell, transfer and deliver to each of Vestar and Harvard, 50% of such SIH Shares to have been purchased by such other party or parties (such 6,000,000 shares, collectively, the "SIH Shares To Be Purchased By Buyer") at a purchase price per share equal to $11.00 (the "Purchase Price"). The Purchase Price shall be payable on the Closing Date in accordance with Section 3.2(b).

            SECTION 2.2. Post-Closing Adjustments. (a) If (x) prior to December 31, 1997, any of Vestar, Harvard, AIP or a Management Purchaser sells or agrees to sell any shares of Common Stock at a price in excess of the Purchase Price, which sale or agreement relates to any Acquisition Proposal (other than an Acquisition Proposal disclosed in the letter referred to in Section 5.9) made after October 30, 1996 and prior to March 31, 1997, and (y) Buyer shall not have waived each of the conditions precedent to the Closing set forth in Section 7.2(f) and 7.2(g), the seller of such shares will pay to SIH promptly thereafter (by wire transfer of immediately available funds to an account designated by SIH in writing) an amount, for each share sold by such seller (but not, in any event, in excess of the number of SIH Shares acquired by such seller in the SIH Purchase) in such subsequent sale, equal to 55% of the excess of (i) the price received by such seller for such share over (ii) the Purchase Price. If the price received by such seller is not paid entirely in cash, the amount of such consideration received by such seller will be determined in accordance with the last three sentences in Section 6.4.

            (b) If Section 2.2(a) is not applicable and any shares of Common Stock are subsequently sold by any of Harvard, Vestar, AIP or a Management Purchaser pursuant to any agreement entered into prior to December 31, 1997, the seller of such shares will pay to SIH promptly thereafter (by wire transfer of immediately available funds to an account designated by SIH in writing) an amount, for each share sold by such seller (but not, in any event, in excess of the number of SIH Shares acquired by such seller in the SIH Purchase) in such subsequent sale, equal to 15% of the excess, if any, of (i) the price received by such seller for such share over (ii) the Average Share Price. If the price received by such seller is not paid entirely in cash, the amount of such consideration received by such seller will be determined in accordance with the last three sentences of Section 6.4.

            (c) If, prior to December 31, 1997, any of Harvard, Vestar, AIP or a Management Purchaser agrees to purchase all of the outstanding shares of Common Stock that it does not then own, such party will pay to SIH promptly thereafter (by wire transfer of immediately available funds to an account designated by SIH in writing) an amount, for each SIH Share purchased by Buyer and WABCO in the Transaction, equal to 15% of the excess, if any, of (i) the price paid by such party in such subsequent purchase over
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(ii) the Average Share Price. If the price paid by such party is not paid entirely in cash, the amount of such consideration paid by such party will be determined in accordance with the last three sentences of Section 6.4.

                                   ARTICLE III

                                   THE CLOSING

            SECTION 3.1. Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 hereof, the closing of the purchase and sale of the SIH Shares To Be Purchased By Buyer (hereinafter called the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m. on March 31, 1997 (or as soon as practicable following the satisfaction (or, where permissible, due waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article VII), or on such other date and at such other time and place as may be mutually agreed upon by SIH and Incentive, on the one hand, and Vestar and Harvard on behalf of the Buyer, on the other hand. The date on and the time at which the Closing actually occurs being hereinafter referred to as the "Closing Date".

            SECTION 3.2. Transactions to be Effected at the Closing. At the
Closing:

            (a) SIH shall deliver to Buyer certificates representing the SIH Shares To Be Purchased By Buyer, duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and

            (b) Buyer shall deliver to SIH payment of the Purchase Price in immediately available funds to an account designated by SIH in writing at least two Business Days prior to the Closing Date.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF SIH AND INCENTIVE

            SIH and Incentive, jointly and severally, represent and warrant to Buyer as follows:

            SECTION 4.1. Corporate Existence and Power. Each of SIH and Incentive is duly organized and validly existing under their respective jurisdictions of incorporation, and each of SIH and Incentive has all requisite corporate power and authority to execute and deliver this Agreement and the SIH Redemption Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.
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            SECTION 4.2. Authorization. The execution and delivery of this
Agreement and the SIH Redemption Agreement by each of SIH and Incentive and the consummation by each of them of the transactions contemplated hereby and thereby to be consummated by each of them have been duly and validly authorized and approved by all necessary corporate or other action required on the part of each of SIH and Incentive. This Agreement has been, and the SIH Redemption Agreement will be, duly executed and delivered by SIH and Incentive.

            SECTION 4.3. Enforceability. This Agreement constitutes, and when executed and delivered by SIH and Incentive, the SIH Redemption Agreement will constitute, a legal, valid and binding obligation of each of SIH and Incentive enforceable against each of SIH and Incentive in accordance with the respective terms of such agreements, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            SECTION 4.4. SIH Shares. On the date hereof, SIH does, and on the Closing Date SIH will, own the SIH Shares (including the SIH Shares To Be Purchased By Buyer) of record and beneficially and the SIH Shares are fully paid and nonassessable. On the date hereof, SIH has, and on the Closing Date SIH will have, good, valid and marketable title to the SIH Shares (including the SIH Shares To Be Purchased By Buyer), free and clear of all claims, liens, encumbrances, restrictions (including without limitation restrictions on the power to vote or dispose of the SIH Shares), security interests and charges of any nature whatsoever, including without limitation any preemptive right or right of first refusal or first offer of any party (except for those restrictions set forth in the Existing Stockholders Agreement) or any agreement, arrangement or understanding regarding the sale or transfer of the SIH Shares (other than this Agreement, the SIH Redemption Agreement and the Existing Stockholders Agreement). On the Closing Date, upon delivery by SIH to each of Harvard, Vestar, AIP and Management Purchasers of the SIH Shares to be purchased by it or him in exchange for the Purchase Price payable by it or him, each of Vestar, Harvard, AIP and the Management Purchasers will receive good, valid and marketable title to the SIH Shares to be purchased by it or him, free and clear of all claims, liens, encumbrances, restrictions, security interests and charges of any nature whatsoever (other than any such claims, liens, encumbrances, restrictions, security interests and charges created by, or arising as a result of the ownership of such SIH Shares, by Vestar, Harvard, AIP or such Management Purchaser, as the case may be, and not created by, or arising as a result of, any action by SIH or Incentive).

            SECTION 4.5. Litigation. There is no litigation or proceeding pending or, to the actual knowledge of SIH or Incentive, threatened or any investigation pending or threatened
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against SIH or Incentive which would prohibit either SIH or Incentive from consummating, or otherwise impair the ability of either SIH or Incentive to consummate, the Transaction.

            SECTION 4.6. Noncontravention. The execution, delivery and performance by each of SIH and Incentive of this Agreement and the SIH Redemption Agreement and the consummation by each of SIH and Incentive of the transactions contemplated hereby or thereby will not (a) violate any organizational document of SIH or Incentive, (b) violate any law, rule, regulation, order, judgment, injunction, ruling or decree of any court or governmental authority applicable to SIH or Incentive or any of their respective assets or (c) with or without notice or lapse of time or both, require any consent, approval or notice under, constitute a violation of or default under, conflict with, give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, encumbrance or other charge upon any of the assets of SIH or Incentive under, any contract, agreement, note, mortgage, license, permit or instrument by which either SIH or Incentive is bound or to which either of their respective assets is subject, except for the waiver by WABCO of its right of first refusal under the Existing Stockholders Agreement to purchase the SIH Shares To Be Purchased By Buyer, which waiver has been given by WABCO in the SIH Redemption Agreement.

            SECTION 4.7. Consents. No consent, approval, order or authorization of, or exemption by, or filing or registration with, or notice to, any governmental authority is required to be obtained or made by either SIH or Incentive in connection with the execution, delivery and performance by each of them of this Agreement and the SIH Redemption Agreement or the consummation by them of the transactions contemplated hereby and thereby (other than any filings with the SEC required to be made by Incentive or SIH after the Closing).

            SECTION 4.8. Brokers and Finders. Neither SIH nor Incentive has employed any broker, finder or agent or agreed to pay to any person any broker's fee, finder's fee, commission or other similar form of compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

            SECTION 4.9. Acquisition Proposals. As of the date hereof, Incentive is not aware of any discussions regarding any Acquisition Proposal after October 30, 1996.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF EACH BUYER

            Each of Harvard, Vestar, AIP and the Management Purchasers, severally and not jointly, hereby represents and warrants to SIH and Incentive as follows:
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            SECTION 5.1. Existence, Power and Capacity. In the case of each of
Vestar, Harvard and AIP, it is duly organized and validly existing under its jurisdiction of organization, and it has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. In the case of each Management Purchaser, he has the legal capacity to execute, deliver and perform this Agreement.

            SECTION 5.2. Authorization. The execution and delivery of this Agreement by it or him and the consummation by it or him of the transactions contemplated hereby to be consummated by it or him have been duly and validly authorized and approved by all necessary action required on its or his part. This Agreement has been duly executed and delivered by it or him.

            SECTION 5.3. Enforceability. This Agreement constitutes its or his legal, valid and binding obligation enforceable against it or him in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            SECTION 5.4. Litigation. There is no litigation or proceeding pending or, to its or his actual knowledge, threatened or any investigation pending or threatened against it or him which would prohibit it from consummating, or otherwise impair its or his ability to consummate, the SIH Purchase.

            SECTION 5.5. Noncontravention. The execution, delivery and performance by it or him of this Agreement and the consummation by it or him of the transactions contemplated hereby to be consummated by it or him will not (a) in the case of Vestar, Harvard or AIP, violate any of its organizational documents, (b) subject to the satisfaction of the condition set forth in Section 7.2(e), violate any law, rule, regulation, order, judgment, injunction, ruling or decree of any court or governmental authority applicable to it or him or any of its or his assets or (c) with or without notice or lapse of time or both, require any consent, approval or notice under, constitute a violation of or default under, conflict with, give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, security interest, encumbrance or other charge upon any of its or his assets under, any contract, agreement, note, mortgage, license, permit or instrument by which it or he is bound or to which its or his assets is subject.

            SECTION 5.6. Consents. No consent, approval, order or authorization of, or exemption by, or filing or registration with, or notice to, any governmental authority is required to be obtained or made by it or him in connection with the execution,
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delivery and performance by it or him of this Agreement or the consummation by it or him of the transactions contemplated hereby to be consummated by it or him (other than any filings (x) with the SEC required to be made by it or him after the Closing and (y) under the HSR Act required to be made by it or him, and subject to the satisfaction of the condition set forth in Section 7.2(e)).

            SECTION 5.7. Brokers and Finders. It or he has not employed any broker, finder or agent or agreed to pay to any person any broker's fee, finder's fee, commission or other similar form of compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

            SECTION 5.8. Investment Intent. It or he acknowledges that it or he is aware that the sale of the SIH Shares To Be Purchased By Buyer has not been registered under the Securities Act and that WABCO has no obligation to register or cause the registration of the sale of such shares under the Securities Act, except as otherwise provided in the Stockholders Agreement or the Registration Rights Agreement. It or he is acquiring the SIH Shares to be purchased by it or him for investment and not with a view to, or for sale in connection with, any distribution thereof. It or he has such knowledge and experience in financial and business matters in general and in investments in particular so as to be capable of evaluating the merits and risks of its of his proposed investment in the SIH Shares to be purchased by it or him.

            SECTION 5.9. Acquisition Proposals. As of the date hereof, it or he is not aware of any discussions regarding any Acquisition Proposal after October 30, 1996, except as disclosed in the letter from Vestar to Incentive of even date herewith.

            SECTION 5.10. Financing. It or he has funds available to it or him in an amount sufficient to purchase the SIH Shares to be purchased by it or him hereunder and, in the case of Vestar and Harvard, the other SIH Shares which it may become obligated to purchase pursuant to the proviso to the first sentence of Section 2.1.

                                   ARTICLE VI

                                    COVENANTS

            SECTION 6.1. Further Assurances and Cooperation. (a) Each of the parties hereto will use its reasonable best efforts to effect the Closing of the SIH Purchase by March 31, 1997.

            (b) Each of the parties hereto agrees to use its reasonable best efforts to insure that the conditions set forth in Article VII are satisfied, insofar as such matters are within the control of such party.
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            (c) Each of SIH, Incentive and Vestar shall encourage the senior management of WABCO to make "roadshow"-type presentations to the investment community.

            SECTION 6.2. Alternative Transaction Proposals. (a) Incentive and SIH will not, directly or indirectly, through any officer, director, representative, affiliate or agent (i) solicit, initiate, encourage or assist in the submission of any inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of assets of WABCO, or any equity interest in WABCO (including any SIH Shares), or any other form of recapitalization transaction involving WABCO or any merger, consolidation, business combination, spin-off, liquidation or similar transaction involving WABCO, other than the Transaction (each an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or furnish to any person or entity (other than Buyer or WABCO) any information concerning WABCO or the proposed Transaction,
(iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Buyer or WABCO) to make or enter into an Acquisition Proposal or (iv) sell, assign, convey or transfer any SIH Shares or any interest therein or grant any right to acquire any interest therein or agree or propose to do any of the foregoing.

            (b) If either Incentive or SIH receives any inquiry, proposal or offer to enter into any transaction of the type referred to in Section 6.2(a)
(i), (ii), (iii) or (iv) above, such party will inform Vestar and Harvard on behalf of Buyer of the terms thereof, except to the extent prohibited by applicable law, rule or regulation of any governmental authority or stock exchange by which Incentive or SIH is bound.

            (c) Except to the extent that outside counsel advises that applicable law requires otherwise, neither Incentive, SIH nor any of their respective officers, directors, representatives, affiliates or agents will disclose to any person, without the prior written consent of Vestar and Harvard on behalf of Buyer, the fact that Incentive and SIH have entered into this Agreement and the SIH Redemption Agreement and are engaged in the Transaction.

            SECTION 6.3. Releases and Statements. Each of the parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction and other matters contemplated hereby and will not issue any such press release or make any other public statement prior to such consultation, and, except to the extent that outside counsel advises that applicable law requires otherwise, any such press release or public statement will be approved in advance by each of the parties hereto.
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            SECTION 6.4. Topping Fee. If, prior to December 31, 1997, Incentive or SIH or any of their affiliates sells or agrees to sell any SIH Shares at a price in excess of the Purchase Price, which sale or agreement relates to any Acquisition Proposal made after October 30, 1996 and prior to March 31, 1997, Incentive and SIH will, jointly and severally, be obligated to pay to Vestar, Harvard, and AIP on a pro rata basis (based on the percentage of the total number of SIH Shares to be purchased by Vestar, Harvard and AIP which is to be purchased by each such party), promptly following the consummation of such sale and by wire transfer of immediately available funds, an amount, for each SIH Share so sold, equal to 45% of the excess of (i) the price received by Incentive or SIH or any of their affiliates for such SIH Share over (ii) $11.00; provided that no amount shall be payable to Vestar, Harvard or AIP if this Agreement shall have been terminated by Buyer pursuant to Section 8.1(a)(ii) because any of the conditions set forth in Sections 7.2(f) and 7.2(g) shall not have been satisfied. If all or a portion of the price received by Incentive or SIH or any of their affiliates for SIH Shares is paid in a form other than cash, including any right to receive a contingent payment, the amount of consideration received by Incentive or SIH or any of their affiliates shall be deemed to be the amount of any cash consideration and the fair market value of any non-cash consideration on the date of consummation of the sale of the SIH Shares. Such fair market value shall be determined (A) mutually by Incentive, Vestar and Harvard or (B) if Vestar, Harvard, and Incentive cannot so agree within 30 days, by a nationally recognized New York based United States investment banking firm selected by Vestar and Harvard from a list of three such firms prepared by Incentive. The fees and expenses of such investment banking firm shall be borne 50% by Incentive and 50% by Vestar, Harvard and AIP on a pro rata basis (based on the percentage of the total number of SIH Shares to be purchased by Vestar, Harvard and AIP which is to be purchased by each such party).

            SECTION 6.5. Expenses. Each of the parties hereto will pay its own expenses incurred or to be incurred in connection with the Transaction. None of the parties hereto shall engage any broker, finder or agent or agree to pay to any person any broker's fee, finder's fee, commission or other similar form of compensation in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

            SECTION 7.1. Conditions Precedent to Each Party's Obligation to Effect the Closing. The obligation of each party hereto to consummate the Closing hereunder shall be subject to the satisfaction (or, where permissible, waiver by the party or
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parties, as the case may be, entitled to the benefits thereof) on the Closing
Date of each of the following conditions:

            (a) no preliminary or permanent injunction or other order issued by any United States federal or state court of competent jurisdiction or any court of the Kingdom of Sweden of competent jurisdiction or by any United States federal or state governmental or regulatory body or any governmental or regulatory body of the Kingdom of Sweden nor any statute, rule, regulation or order of any United States federal or state governmental authority or governmental authority of the Kingdom of Sweden shall be in effect which (i) restrains, enjoins or otherwise prohibits SIH, Incentive, Buyer or WABCO from consummating the Transaction or (ii) would impose any material limitations on Buyer's ability to exercise full rights of ownership of the SIH Shares to be purchased by Buyer; and

            (b) prior to or simultaneously with the Closing, the SIH Redemption shall be consummated in accordance with the SIH Redemption Agreement and all of the SIH Shares To Be Purchased By Buyer shall be purchased by Buyer pursuant hereto.

            SECTION 7.2. Conditions Precedent to the Obligation of Each Buyer. The obligation of each of Vestar, Harvard, AIP and the Management Purchasers to effect the Closing shall be subject to the satisfaction (or, where permissible, waiver by such party) on the Closing Date of each of the following conditions:

            (a) each of SIH and Incentive shall have performed and complied in all material respects with each of its agreements and covenants contained herein to be performed or complied with by SIH or Incentive, as the case may be, on or prior to the Closing Date;

            (b) each of the representations and warranties of SIH and Incentive contained herein (and, in the case of each of Harvard and AIP only, each of the representations and warranties of WABCO contained in the Representation Letter) shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date);

            (c) Buyer shall have received a certificate to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been satisfied, signed by an executive officer of each of SIH and Incentive;

            (d) each of the Stockholders Agreement and the Registration Rights Agreement shall have been executed and delivered by the parties thereto (other than Buyer and WABCO);

            (e) the waiting period, and any extension thereof, under the HSR Act shall have been terminated or expired thereunder without challenge;

            (f) there shall not have occurred any event that could reasonably be expected to have a material adverse effect on the business, assets, properties, operations, condition (financial or otherwise) or prospects of WABCO and its subsidiaries taken as a whole; and

            (g) there shall not have occurred any material disruption or any other event that could reasonably be expected to have a material adverse effect on the financial, banking or capital markets in the United States.

            SECTION 7.3. Conditions Precedent to the Obligations of SIH and Incentive. The obligations of SIH and Incentive to effect the Closing shall be subject to the satisfaction (or, where permissible, waiver by SIH and Incentive) on the Closing Date of all of the following conditions (provided that any failure by any of AIP and the Management Purchasers to satisfy any of the following conditions shall be deemed waived if Vestar and Harvard are purchasing at Closing the SIH Shares to have been purchased by such defaulting party or parties pursuant to the proviso to the first sentence of Section 2.1):

            (a) each of Vestar, Harvard, AIP and the Management Purchasers shall have performed and complied in all material respects with each of its agreements and covenants contained herein to be performed or complied with by it on or prior to the Closing Date;

            (b) each of the representations and warranties of each of Harvard, Vestar, AIP and the Management Purchasers contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date);

            (c) SIH and Incentive shall have received from each of Vestar, Harvard, AIP and the Management Purchasers a certificate, signed by an executive of such party, to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been satisfied with respect to it; and

            (d) SIH and Incentive shall have received a letter from WABCO substantially in the form of Exhibit E hereto.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.1. Termination. (a) This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

            (i) by the mutual written consent of Incentive and SIH, on the one hand, and Vestar and Harvard on behalf of Buyer, on the other hand; or

            (ii) by either Incentive and SIH, on the one hand, or Vestar or Harvard on behalf of Buyer, on the other hand, if the Closing shall not have occurred on or prior to March 31, 1997, provided that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement, or whose breach of any representation or warranty by it set forth herein, has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

            (b) In the event of termination of this Agreement by any party pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall forthwith become of no further force and effect, except for the provisions of this Article VIII and Sections 6.3, 6.4 and 6.5 and Article IX, each of which shall continue in full force and effect. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or other injunctive relief would otherwise be available to a party hereunder. Nothing in this Section 8.1 shall be deemed to relieve any party from any liability for any breach by such party of its representations, warranties, covenants or agreements set forth in this Agreement.

            SECTION 8.2. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Incentive and SIH, on the one hand, and Vestar and Harvard on behalf of Buyer, on the other hand, may, by an instrument in writing signed on behalf of such party, waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. In particular it is acknowledged and agreed that Buyer may not waive the conditions set forth in Section 7.1(b) as conditions to the obligations of SIH and Incentive to effect the Closing.

                                   ARTICLE IX

                                  MISCELLANEOUS

            SECTION 9.1. Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in the Representation Letter shall survive the Closing, except for the representations and warranties made by each of Incentive and SIH in Section 4.4.

            SECTION 9.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) five Business Days after it is mailed, certified or registered mail, return receipt requested with postage prepaid, (iii) when answered back if sent by telecopy (with receipt confirmed) or (iv) three Business Days after it is sent by express delivery service, as follows:

                  (a)      if to SIH, to:

                           Scandinavian Incentive Holding B.V.
                           c/o Incentive AB
                           Hamngatan 2
                           S-11147 Stockholm, Sweden
                           Attention:  Mr. Mikael Lilius
                           Telephone No.:  (011) 46-8-613-65-17
                           Telecopier No.:  (011) 46-8-611-81-61

                  with a copy to:

                           Advokatfirman Vinge KB
                           Smalandsgatan 20, Box 1703
                           S-111 87 Stockholm, Sweden
                           Attention:  Hans Wibom, Esq.
                           Telephone No.:  (011) 46-8-614-31-45
                           Telecopier No.:  (011) 46-8-614-31-90

                  (b)      if to Incentive, to:

                           Incentive AB
                           Hamngatan 2
                           S-111 47 Stockholm, Sweden
                           Attention:  Mr. Mikael Lilius
                           Telephone No.:  (011) 46-8-613-65-17
                           Telecopier No.:  (011) 46-8-611-81-61
                  with a copy to:

                           Advokatfirman Vinge KB
                           Smalandsgatan 20, Box 1703
                           S-111 87 Stockholm, Sweden
                           Attention:  Hans Wibom, Esq.
                           Telephone No.:  (011) 46-8-614-31-45
                           Telecopier No.:  (011) 46-8-614-31-90

                  (c)      if to Vestar, to:

                           Vestar Equity Partners, L.P.
                           1225 17th Street, Suite 1660
                           Denver, Colorado  80202
                           Attention:  Mr. James P. Kelley
                           Telephone No.:  (303) 292-6300
                           Telecopier No.:  (303) 292-6639

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York 10017
                           Attention:  Peter J. Gordon, Esq.
                           Telephone No.:  (212) 455-2605
                           Telecopier No.:  (212) 455-2502

                  (d)      if to Harvard, to:

                           c/o Harvard Private Capital Group, Inc.
                           600 Atlantic Avenue, 26th Floor
                           Boston, Massachusetts 02110
                           Attention:  Mr. Mark Rosen
                           Telephone No.:  (617) 523-4400
                           Telecopier No.:  (617) 523-1063

                  with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, Massachusetts  02110-26242
                           Attention:  Larry J. Rowe, Esq.
                           Telephone No.:  (617) 951-7000
                           Telecopier No.:  (617) 951-7050

                  (e)      if to AIP, to

                           American Industrial Partners
                           551 Fifth Avenue
                           Suite 3800
                           New York, NY  10176
                           Attention:  Mr. Robert J. Klein
                           Telephone No.:   (212) 983-1399
                           Telecopier No.:  (212) 986-5099
                  with a copies to:

                           American Industrial Partners
                           One Maritime Plaza
                           Suite 2525
                           San Francisco, CA  94111
                           Attention:  Mr. Ken Pereira
                           Telephone No.:   (415) 788-7354
                           Telecopier No.:  (415) 788-5302

                           and

                           Latham & Watkins
                           5800 Sears Tower
                           Chicago, Illinois 60606
                           Attention:  Mark Stegemoeller, Esq.
                           Telephone No.:  (312) 876-7690
                           Telecopier No.:  (312) 993-9767

                  (f)      if to any Management Purchaser, to him

                           c/o Westinghouse Air Brake Company
                           1000 Air Brake Avenue
                           Wilmerding, Pennsylvania  15148
                           Attention:  Mr. Robert Brooks
                           Telephone No.:   (412) 825-1315
                           Telecopier No.:  (412) 825-1156

                  with a copy to:

                           Reed Smith Shaw & McClay
                           435 Sixth Avenue
                           Pittsburgh, Pennsylvania 15219
                           Attention:  David L. DeNinno, Esq.
                           Telephone No:  (412) 288-3214
                           Telecopier No: (412) 288-3063

            SECTION 9.3. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

            SECTION 9.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

            SECTION 9.5. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

            SECTION 9.6. Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement among the parties hereto and supersedes any prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

            SECTION 9.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

            SECTION 9.8. Successors and Assigns. This Agreement shall not be assignable by either SIH or Incentive without the prior written consent of Vestar and Harvard on behalf of Buyer or by Buyer without the prior written consent of SIH and Incentive. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

            SECTION 9.9. Conciliation and Arbitration. (a) If any dispute, claim or difference arises out of or relates to this Agreement (a "Dispute"), the parties hereto shall use their reasonable best efforts to resolve the Dispute and, if they so desire, consult outside experts for assistance in arriving at such a resolution.

            (b) Any Dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") effective as of the commencement of the arbitration (the "Rules"), except as such Rules may be modified as provided herein. The arbitration shall be held in New York, New York, unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof, provided, however, that nothing contained in this Section 9.9 shall be construed to preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. The arbitral tribunal shall be composed of three arbitrators, who shall be experienced commercial litigators admitted to practice law in the State of New York. Incentive and SIH shall appoint one arbitrator and Vestar and Harvard on behalf of Buyer shall appoint one arbitrator. If such parties fail to nominate an arbitrator in accordance with the preceding sentence within thirty days from the date when the notice of intention to arbitrate referred to in Rule 6 of the Rules (the "Commencement Notice") has been received by the Respondent (as defined in the Rules) such appointment shall, upon written request by either party to the AAA, be made in accordance with Rule 14 of the Rules. The two arbitrators thus appointed shall attempt to agree upon the third arbitrator to act as chairperson of the arbitration tribunal. If said two arbitrators fail to appoint the chairperson within thirty days from the date of appointment of the second arbitrator, upon written request of either party to the AAA, such appointment shall be made in accordance with Rule 15 of the Rules. The arbitrators shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrators shall have the power to decide all questions with respect to the interpretation and validity of this Section 9.9. The arbitration shall be conducted, and the award shall be rendered, in the English language. An arbitrator may not act as an advocate for the party nominating him, and all three arbitrators shall be impartial and unbiased. A majority vote by the three arbitrators shall be required on any decision made by them; provided, however, that lacking such a majority in the case of question of amounts of dollar or other quantities, the vote for the greatest amount or quantity shall be deemed to be a vote for the amount or quantity next in magnitude in order to form a majority for such vote. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within thirty days after the appointment of the arbitration panel. This agreement to arbitrate shall be binding upon the heirs, successors and assigns and any trustee, receiver or executor of any party hereto. Except to the extent required by law or court or administrative order, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings any information about the arbitration proceeding or hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of hearing or the award made.

            (c) Subject to and not in any way limiting the preceding Section 9.9(b), each of the parties hereto irrevocably consents and submits to the jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Southern District of New York or any New York court of competent jurisdiction, including, but not limited to, any action to enforce an award rendered pursuant to the preceding Section 9.9(b). Incentive and SIH hereby appoint CT Corporation System as their agent for service of process in New York. The submission of the parties to jurisdiction as set forth in this Section 9.9(c) does not constitute and shall not be deemed a consent to jurisdiction for any purpose other than those expressly set forth in this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                     INCENTIVE AB

                                     By: /s/ Mikael Lilius + /s/ Soren Mellstig
                                         ---------------------------------------
                                         Name: Mikael Lilius + Soren Mellstig
                                         Title: CEO & Executive Vice President

                                     SCANDINAVIAN INCENTIVE HOLDINGS,
                                       B.V.

                                     By: /s/ Mikael Lilius + /s/ Soren Mellstig
                                         ---------------------------------------
                                         Name: Mikael Lilius + Soren Mellstig
                                         Title: Director & Director

Number of SIH
Shares to be Purchased               VESTAR EQUITY PARTNERS, L.P.

                                     By: VESTAR ASSOCIATES, L.P.
                                     Its: General Partner


                                     By:  VESTAR ASSOCIATES CORPORATION
                                     Its: General Partner

2,400,000 SIH Shares                 By: /s/ James P. Kelley
                                         ---------------------------------------
                                         Name: James P. Kelley
                                         Title: Managing Director

                                     HARVARD PRIVATE CAPITAL HOLDINGS,
                                       INC.

                                     By: /s/ Mark A. Rosen
                                         ---------------------------------------
                                        Name: Mark A. Rosen
                                        Title: Authorized Signatory

2,400,000 SIH Shares                    By: /s/ Michael R. Eisenson
                                            ------------------------------------
                                            Name: Michael R. Eisenson
                                            Title: Authorized Signatory

                                        AMERICAN INDUSTRIAL PARTNERS
                                          CAPITAL FUND II, L.P.

                                        By:  AMERICAN INDUSTRIAL
                                               PARTNERS II, L.P.
                                        Its:  General Partner


                                        By: AMERICAN INDUSTRIAL PARTNERS
                                              CORPORATION
                                        Its: General Partner


900,000 SIH Shares                      By: /s/ Theodore C. Rogers
                                            ------------------------------------
                                            Name: Theodore C. Rogers
                                            Title: Chairman

                                        THE MANAGEMENT PURCHASERS

300,000 SIH Shares